Attachment B

__________, 2007

Howard M. Sipzner

5401 Collins Avenue – Apt 516

Miami Beach, FL 33140

Dear Howard:

The Compensation Committee (the “Committee”) of the Board of Trustees of Brandywine Realty Trust (“Brandywine”) has adopted the 2006 Long-Term Outperformance Compensation Program (the “Program”). The Committee adopted the Program under Brandywine’s Amended and Restated 1997 Long-Term Incentive Plan (as amended or supplemented from time to time, the “Plan”). A copy of the Program and the Plan are enclosed in this package under Tabs 4 and 7, respectively.

Terms used in this letter and not defined in this letter have the meanings given to them in the Program. This letter constitutes an Award Agreement between you and Brandywine under the Program.

You are hereby granted an Award under the Program, having an Award Percentage equal to 4.5%.

The Award is subject to all of the terms and conditions in the Program and the Plan, and the Committee retains full authority to resolve any interpretive questions that may arise under the Award, the Program or the Plan.

To evidence your agreement to the terms and conditions of the Award, including the forfeiture provisions set forth in the Program, please execute this letter in the space provided below under the caption “Name of Award Recipient” and return the signed letter to the attention of Brad A. Molotsky, the Company’s Senior Vice President and General Counsel.

Brandywine Realty Trust

Name:	Gerard H. Sweeney
Title:	President and Chief Executive Officer

Howard M. Sipzner

555 E. LANCASTER AVE., SUITE 100

RADNOR, PA 19087

P 610-325-5600; F 610-325-5622